Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 27, 2006
Registration Statement No. 333-137930

RRSat Global Communications Network Ltd.

This Free Writing Prospectus contains revisions to financial data appearing in our preliminary prospectus, dated October 10, 2006 that has been circulated to prospective investors in our ordinary shares, as follows (presented in U.S. dollars in thousands):

-                    General and administrative expenses for the year ended December 31, 2005, as they appear on page 6 of our preliminary prospectus, change from 2,358 to 2,356.

-                    Working capital as of December 31, 2003, as it appears on page 32 of our preliminary prospectus, changes from 4,176 to 2,457.

-                    Total liabilities as of December 31, 2001, as they appear on page 32 of our preliminary prospectus, change from 1,705 to 3,138.

-                    Total liabilities as of December 31, 2002, as they appear on page 32 of our preliminary prospectus, change from 1,266 to 4,540.

-                    The amount of increase in interest and marketable securities income, as reported on page 45 of our preliminary prospectus with respect to the six months ended June 30, 2005 compared to the six months ended June 30, 2006, changes from 27 to 28.

-                    Interest and marketable securities income for the three months ended March 31, 2006, as it appears on page 51 of our preliminary prospectus, changes from 54 to 55.

-                    Changes in fair value of embedded currency conversion derivatives for the three months ended September 30, 2005, as they appear on page 51 of our preliminary prospectus, change from (46) to (47).

-                    Changes in fair value of embedded currency conversion derivatives for the three months ended March 31, 2006, as they appear on page 51 of our preliminary prospectus, change from 124 to 122.

-                    Income before taxes on income for the three months ended June 30, 2005, as they appear on page 51 of our preliminary prospectus, changes from 868 to 867.

-                    Income before taxes on income for the three months ended December 31, 2005, as they appear on page 51 of our preliminary prospectus, changes from 2,136 to 2,137.

-                    Income before taxes on income for the three months ended March 31, 2006, as they appear on page 51 of our preliminary prospectus, changes from 2,389 to 2,388.

-                    Net income for the three months ended March 31, 2006, as they appear on page 51 of our preliminary prospectus, changes from 1,516 to 1,560.

This revised information should be read in conjunction with the information contained in our Registration Statement on Form F-1, filed with the Securities and Exchange Commission (No. 333-137930), as amended, and specifically in conjunction with our financial statements and our Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein.

The issuer has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-895-5637.